       As filed with the Securities and Exchange Commission on April 8, 1999
                                                Registration No. 333-72659
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                       VITESSE SEMICONDUCTOR CORPORATION
            (Exact name of Registrant as specified in its charter)

           Delaware                                           770138960
           --------
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification Number)

                                741 Calle Plano
                          Camarillo, California 93012
                                (805) 388-3700
             (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                            -----------------------

                              Louis R. Tomasetta
                                   President
                       Vitesse Semiconductor Corporation
                                741 Calle Plano
                          Camarillo, California 93012
                                (805) 388-3700
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            -----------------------

                                  Copies to:
                            Francis S. Currie, Esq.
                          Martin A. Wellington, Esq.
                              Kelly S. Boyd, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                              Palo Alto, CA 94304
                                (650) 493-9300

                            -----------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the Effective Date of this Registration Statement.
[ ] If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[X] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
[ ] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                            -----------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                327,628 Shares

                    VITESSE SEMICONDUCTOR CORPORATION

                                 Common Stock


                            -----------------------


     All of the shares of common stock offered by this Prospectus (the "Shares") are being sold by the selling stockholders named under "Selling Stockholders" (the "Selling Stockholders"). Vitesse Semiconductor Corporation will not receive any of the proceeds from the sale of these shares.

     Our shares are listed for trading on The Nasdaq Stock Market's National Market under the symbol "VTSS". On April 7, 1999, the last reported sales price of our common stock on the Nasdaq National Market was $56.625.

     Investing in our common stock involves risks. See "Risk Factors" starting on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We originally issued all of the Shares in connection with our acquisition of Serano Systems Corporation, a Colorado corporation ("Serano"). We are registering the Shares pursuant to an agreement between us and the former shareholders of Serano.



                 The date of this Prospectus is April 12, 1999.

                            -----------------------

                               TABLE OF CONTENTS


                                                       Page
                                                       ----
The Company....................................         3
Risk Factors...................................         3
Use of Proceeds................................         8
Selling Stockholders...........................         8
Plan of Distribution...........................        11
Legal Matters..................................        12
Experts........................................        12
Available Information..........................        13
Incorporation of Certain Documents
  by Reference.................................        13

                            -----------------------

                                  THE COMPANY

     Vitesse is a leader in the design, development, manufacturing and marketing of digital gallium arsenide integrated circuits which are high-performance integrated circuits. Integrated circuits are necessary components to all electronic systems. Our principal executive officers are located at 741 Calle Plano, Camarillo, CA 93012 and our telephone number is (805) 388-3700. References to Vitesse, the Company, "we", "us" and "our" in this Prospectus refer to Vitesse Semiconductor Corporation and its subsidiaries unless the context requires otherwise.

                                  RISK FACTORS

          You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Our business, financial condition or results of operations could be materially adversely affected by any of the following risks.

          This Prospectus also contains forward-looking statement that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of different factors, including the risks faced by us described below and elsewhere in this prospectus.

We Are Dependent on a Small Number of Customers in a Few Industries

We intend to continue focusing our sales effort on a small number of customers in the communications and test equipment markets that require high-performance integrated circuits. Some of these customers are also our competitors. In fiscal 1998, our two largest customers accounted for 23% and 15% of our total revenues and no other customers accounted for more than 10% of our total revenues. If any of our major customers delays orders of our products or stops buying our products, our business and financial condition would be severely affected.

Our Operating Results May Fluctuate

Our quarterly revenues and expenses may fluctuate in the future. These variations may be due to a number of factors, many of which are outside our control. Factors that could affect our future operating results include the following:


 .  The loss of major customers
 . Variations, delays or cancellations of orders and shipments of our products . Reduction in the selling prices of our products
 .  Significant changes in the type and mix of products being sold
 .  Delays in introducing new products
 .  Design changes made by our customers
 .  Our failure to manufacture and ship products on time
 . Changes in manufacturing capacity, the utilization of this capacity and manufacturing yields

 . Variations in product and process development costs; and . Changes in inventory levels

In the past, we have recorded significant new product and process development costs because our policy is to expense these costs at the time that they are incurred. We may incur these types of expenses in the future. The occurrence of any of the above factors could have a material adverse effect on our business and on our financial results.

We Have Limited Manufacturing Capacity and We Depend on a New Production
Facility

During 1998, we started producing high-performance integrated circuits at our new six-inch wafer fabrication factory in Colorado Springs, Colorado. This facility includes a 10,000 square-foot Class I clean room with capacity for
future expansion to 15,000 square feet.   We are faced with several risks in the
successful operation of this facility as well as in our overall production operations. We have only produced finished four-inch wafers in the past and we have limited experience with the equipment and processes involved in producing finished six-inch wafers. We do not have excess production capacity at our Camarillo plant to offset failure of the new Colorado facility to meet production goals. Consequently, our failure to successfully operate the new facility could severely damage financial results.

We also must now effectively coordinate and manage two facilities. We have limited experience in managing production facilities located at two different sites, and our failure to successfully do so could have a material adverse effect on our business and operating results.

Our Industry is Highly Competitive

The high-performance semiconductor market is extremely competitive and is characterized by rapid technological change, price-erosion and increased international competition. The communications and test equipment industries, which are our primary target markets, are also becoming intensely competitive because of deregulation and international competition. We compete directly or indirectly with the following categories of companies:


 . Gallium Arsenide fabrication operations of systems companies such as Rockwell and Fujitsu

 .  Silicon high-performance integrated circuit manufacturers who use Emitter
   Coupled Logic ("ECL") or Bipolar Complementary Metal-Oxide-Semiconductor BiCMOS technologies such as Hewlett Packard, Fujitsu, Motorola, National Semiconductor, Texas Instruments and Applied Micro Circuits Corporation

Additionally, in lower frequency applications we face increased competition with Complementary Metal-Oxide-Semiconductor ("CMOS")-based products, particularly as the performance of these products continues to improve. Our current and prospective competitors include many large companies that have substantially greater marketing, financial, technical and manufacturing resources than we have.

Competition in the markets that we serve is primarily based on price/performance, product quality and the ability to deliver products in a timely fashion. Some prospective customers may be reluctant to adopt our products because of perceived risks relating to H-GaAs ("High-integration Gallium Arsenide") technology. Additionally, product qualification is typically a lengthy process and some prospective customers may be unwilling to invest the time or expense necessary to qualify suppliers such as Vitesse. Prospective customers may also have concerns about the relative advantages of our products compared to more familiar silicon-based semiconductors. Further, customers may also be concerned about relying on a relatively small company for a critical sole-sourced component. To the extent we fail to overcome these challenges, there could be material and adverse effects on our business and financial results.

Asian Economic Issues

Our international business is subject to risks customarily encountered overseas such as the recent financial turmoil in Asia. Although we have not been materially impacted by the recent downturn in the Asian economy, similar problems in the future could affect us adversely.

We Must Keep Pace With Product and Process Development and Technological Change

The market for our products is characterized by rapid changes in both product and process technologies. We believe that our success to a large extent depends on our ability to continue to improve our product and process technologies and to develop new products and technologies in order to maintain our competitive position. Further, we must adapt our products and processes to technological changes and adopt emerging industry standards. Our failure to accomplish any of the above could have a negative impact on our business and financial results.

We Are Dependent on Key Suppliers

We manufacture our products using a variety of components procured from third-party suppliers. Most of our high-performance integrated circuits are packaged in plastic by third parties since we have no internal plastic packaging capability. We currently package the balance of our high-performance integrated circuits at the Camarillo facility using customized ceramic packaging, which is
sole-sourced.   Other components and materials used in our manufacturing process are available from only a limited number of sources. Any difficulty in obtaining sole- or limited-sourced parts or services from third parties could affect our ability to meet scheduled product deliveries to customers. This in turn could have a material adverse effect on our customer relationships, business and financial results.

Our Manufacturing Yields Are Subject to Fluctuation

Semiconductor fabrication is a highly complex and precise process. Defects in masks, impurities in the materials used, contamination of the manufacturing environment and equipment failures can cause a large percentage of wafers or die to be rejected. Manufacturing yields vary among products, depending on a particular high-performance integrated circuit's complexity and on our experience in manufacturing it. In the past, we have experienced difficulties in achieving acceptable yields on some high-performance integrated circuits, which has led to shipment delays. Our overall yields are lower than yields obtained in a mature silicon process because we manufacture a large number of different products in limited volume and because our process technology is less developed. We anticipate that many of our current and future products may never be produced in volume.

Since a majority of our manufacturing costs are relatively fixed, maintaining the number of shippable die per wafer is critical to our operating results. Yield decreases can result in higher unit costs and may lead to reduced gross profit and net income. We use estimated yields for valuing work-in-process inventory. If actual yields are materially different than these estimates, we may need to revalue work-in-process inventory. Consequently, if any of our current or future products experience yield problems, our financial results may be adversely affected.

Our Business is Subject to Environmental Regulations

We are subject to various governmental regulations related to toxic, volatile and other hazardous chemicals used in our manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Additionally, we may be restricted in our ability to expand operations at our present locations or we may be required to incur significant expenses to comply with these regulations.

Our Failure to Manage Growth May Adversely Affect Us

The management of our growth requires qualified personnel, systems and other resources. In particular, the continued operation of the new facility in Colorado Springs and its integration with the Camarillo facility will require significant management, technical and administrative resources. Additionally, we have recently established several product design centers worldwide. Finally, we acquired Vermont Scientific Technologies, Inc. in November 1998 and Serano Systems Corporation in January 1999, and we have only limited experience in integrating the operations of acquired businesses. Failure to manage our growth or to successfully integrate new and future facilities or newly acquired businesses could have a material adverse effect on our business and financial results.

We Are Dependent on Key Personnel

Due to the specialized nature of our business, our success depends in part upon attracting and retaining the services of qualified managerial and technical personnel. The competition for qualified personnel is intense. The loss of any our key employees or the failure to hire additional skilled technical personnel could have a material adverse effect on our business and financial results.

Our Business Could Be Impacted by Year 2000 Issues

The "Year 2000 Problem" is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that contain date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This can affect both information technology
(IT) and non-IT systems such as manufacturing equipment, as the latter may contain date-sensitive embedded devices such as microcontrollers.

We have formed an internal task force to evaluate Year 2000 issues associated with both our IT and non-IT systems. Many of these systems are already compliant. We intend to replace or upgrade other systems that have been identified as non-compliant. We have not completely evaluated all the manufacturing equipment for Year 2000 compliance. We expect to substantially complete our remediation and testing procedures by July 1999. None of our products are date-sensitive and will operate according to specifications through the Year 2000 and thereafter.

To date, we have not incurred incremental material costs associated with our efforts to become Year 2000 compliant, as the majority of the costs have occurred as a result of normal upgrade procedures. Furthermore, we believe that future costs associated with these compliance efforts will not be material.

We may also be affected by Year 2000 compliance by our suppliers and customers. We have contacted several critical suppliers to determine whether the products and services they provide are Year 2000 compliant or to monitor their progress towards being fully compliant. Our business and results of operations could experience material adverse effects if our key suppliers were to experience Year 2000 issue that caused them to delay shipment of critical components to us.

Based on our efforts to date, we do not believe that the Year 2000 Problem will have a material impact on our business or financial results. The most reasonably likely worst case would be minor delays in production and shipments. We have not developed a contingency plan detailing actions that will be taken in the event that our compliance efforts fail to fully remediate any risk to our operations. We are in the process of developing a contingency plan and expect that it will be completed by July 1999. The information in this risk factor is "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

  The Selling Stockholders acquired the Shares in connection with the Company's acquisition of Serano on January 21, 1999. The following is a list of officers of Serano prior to the acquisition who are Selling Stockholders:

         Robert J. Edens, Jr.   -       President and Chief Executive Officer
         A. Ashutosh            -       Vice President, Software Development
                                        and Assistant Secretary
         John J. Ives           -       Vice President, Marketing and Business
                                        Development, Treasurer and Secretary
         Mark J. Jander         -       Vice President, Hardware Development

     The following table sets forth, as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of Shares that each such Selling Stockholder owns as of such date, the number of Shares owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of Shares to be held by each such Selling Stockholder assuming the sale of all of the Shares offered hereby. Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock.
The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                              Shares     Shares Owned
                                 Shares Beneficially Owned                     Being         After
                                     Prior to Offering           Percent      Offered      Offering        Percent
             Name                          (1)                     (1)          (2)           (2)            (2)
------------------------------   -------------------------      --------     --------    -------------    --------
Michael B. Anderson (3)                        69                  *              69               0         *
A. Ashutosh (3)                            44,864                  *          44,864               0         *
Hugh N. Chapman (3)                         4,314                  *           4,314               0         *
Robert J. Edens, Jr. (3)                   44,964                  *          44,964               0         *
Robert L. Etzkorn, Jr. (3)                    863                  *             863               0         *
Manoj Gupta and                             2,157                              2,157
Sapna Gupta
JTWROS (3)                                                                                                   *
Samer A. Abuel-Haija (3)                      647                  *             647               0         *

Timothy D. Hornback  (3)                    3,235                  *           3,235               0         *
Jerome C. Ives and Nancy                    4,314                              4,314
Peek Ives,
JT (3)                                                             *                               0         *
Nancy Peek Ives and                         4,314                  *           4,314
Jerome C. Ives, JT (3)
John J. Ives (3)                           43,138                  *          43,138               0         *
Mark J. Jander(3)                          43,138                  *          43,138               0         *
Jeffrey D. Kasyon(3)                        1,294                  *           1,294               0         *
Ann M. Hepler (3)                           1,294                  *           1,294               0         *
Glen P. Koziuk(3)                           2,157                  *           2,157               0         *
LSI Logic Corporation (3)                  51,766                  *          51,766               0         *
Robert M. Lester                            4,778                  *           4,778               0         *
& Nerissa Z.
Lester, JT (3)
Joseph R. Mathis (3)                          259                  *             259               0         *
L. Martin Nussbaum (3)                        518                  *             518               0         *
Pamela J. Perkins                           4,314                              4,314
TOD,
Steven J. Perkins (3)                                              *                               0         *
Brian Purvis (3)                            1,359                  *           1,359               0         *
Prakash Ramanan and                         2,157                  *           2,157
Bharathi Ramanan,
JTWROS (3)                                                                                         0         *
John C. Ridges (3)                          8,628                  *           8,628               0         *
Kurt W. Shetler (3)                           324                  *             324               0         *
Reuben K. Sparks,  Jr.  (3)                 1,726                  *           1,726               0         *
Reuben K. Sparks III (3)                    1,208                  *           1,208               0         *
Gregory A. Tabor (3)                        3,278                  *           3,278               0         *
Philip J. Tubb (3)                          4,314                  *           4,314               0         *
Robert M. Willson (3)                         863                  *             863               0         *
Stace S. Wilson  (3)                        8,628                  *           8,628               0         *
U.S. Bank Trust (Escrow                    32,746                  *          32,746               0         *
Agent (4)


----------------
* Represents less than 1% of the outstanding shares of Common Stock

_________________
*Represents less than 1% of the outstanding shares of Common Stock

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.
     Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right.

(2) Assumes the sale of all Shares offered hereby. Each Selling Stockholder above is having all of the shares of the Company's Common Stock owned by them registered hereon. The Company is unaware of whether such Selling Stockholders intend to sell any, some or all of such shares. None, some or all of such shares may be sold.

(3) Does not include shares of Common Stock held in escrow on behalf of the stockholder by U.S. Bank Trust (the "Escrow Agent"). See Note 4.

(4) Includes shares held on behalf of the Selling Stockholders in escrow by the Escrow Agent, pursuant to the Agreement and Plan of Reorganization by and among the Company, Serano, the Escrow Agent and certain of the Selling Stockholders dated as of January 13, 1999. Shares held in escrow are for the account of each Selling Stockholder in the same proportion that the aggregate number of shares of Vitesse Common Stock issued to each Selling Stockholder in the Serano acquisition bears to the aggregate number of shares issued in the Serano acquisition. Unless subject to a claim for indemnification by Vitesse, or reacquired by Vitesse as a result of the resolution of such a claim, the shares held in escrow will be released to the Selling Stockholders on the earlier of the date which is ten days following delivery to the Company of the auditor's report for the first audit of the Company's financial statements after January 21, 1999 or January 21, 2000.
                              PLAN OF DISTRIBUTION

     In connection with the Company's acquisition of Serano, the Company entered into a Registration Rights Agreement with the Selling Stockholders (the "Agreement"), a copy of which is attached as an Exhibit to the registration statement of which this Prospectus is a part (the "Registration Statement").
The Registration Statement has been filed pursuant to the Agreement. To the Company's knowledge, the Selling Stockholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the Shares, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

     The Shares covered hereby may be offered and sold from time to time by the Selling Stockholders. Subject to agreements between the Selling Stockholders and the Company, the Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders plan to sell the Shares offered hereby only in brokers' transactions, as defined in Rule 144 promulgated under the Securities Act. In general, brokers' transactions are ones in which the broker merely executes the sell order, receives no more than the customary commission and does not solicit orders to buy the Shares. No assurances can be given that the Selling Stockholders will sell any of the Shares subject to this Prospectus or that the Selling Stockholders will not sell such Shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. The Company has been advised by the Selling Stockholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of Shares. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

     In offering the Shares, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of each broker-dealer may be deemed to be underwriting discounts and commissions.

     Rule 102 of Regulation M prohibits a Selling Stockholder in a distribution from bidding for or purchasing, directly or indirectly, any of the securities which are the subject to the distribution. Rule 104 under Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     The Selling Stockholders have agreed not to sell any of the Shares offered hereby without first submitting a written notice to the Company (the "Notice of Resale"). The Company has in turn agreed to notify the Selling Stockholders as soon as practicable, but in no event more than ten business days after receipt of the Notice of Resale, whether it believes this Prospectus is current (with the Company using the ten business day period to supplement this Prospectus or make an appropriate filing under the Exchange Act) or should be amended prior to use in connection with such sale (with the Company amending the Registration Statement as soon as practicable). Once the Company has notified the Selling Stockholders that this Prospectus is available to use, the Selling Stockholders will have up to 60 days within which to sell Shares of Common Stock subject to compliance with the Company's policies applicable to executive officers of the Company, including trading windows.

     This offering will terminate as to the Selling Stockholders on the earlier of January 21, 2000, or the date on which all Shares offered hereby have been sold by the Selling Stockholders. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Vitesse Semiconductor Corporation as of September 30, 1998, and for each of the years in the three-year period ended September 30, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected without charge and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that is filed electronically with the Commission. The address of that site is http://www.sec.gov. The Company's common stock is traded on the Nasdaq National Market. The foregoing materials should also be available for inspection at the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, MD 20850.

     This Prospectus contains information concerning Vitesse Semiconductor Corporation and the sale of its common stock by the Selling Shareholders, but does not contain all the information set forth in the Registration Statement, which the Company has filed with the Commission under the Securities Act. The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

The following documents filed with the Commission are incorporated herein by reference:


     (a) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     (b) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     (c) The description of the Company's common stock which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 8, 1991, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed in writing to Vitesse Semiconductor Corporation, 741 Calle Plano, Camarillo, CA 93012,
Attention: Vice President and Controller, by calling (805) 388-7559, or by e-mailing invest@vitesse.com.

     No person is authorized in connection with any offering made by this Prospectus to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale of or offer to sell the Shares made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
                            -----------------------

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee...........................................    $    4,011
                                                                    ---------
Legal fees and expenses........................................        15,000
                                                                    ---------
Accounting fees and expenses...................................        15,000
                                                                    ---------
Miscellaneous expenses.........................................    $      989
                                                                    ---------
   Total.......................................................    $   35,000
                                                                    =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Paragraph 9 of the Registrant's Amended Certificate of Incorporation and Article 6 of the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Registrant also maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure such persons against certain liabilities, including liabilities under the Securities laws. Reference is also made to Section 8 of the Registration Rights Agreement (Exhibit 4.1 hereof) indemnifying officers and directors of the Registration against certain liabilities.

ITEM 16.  EXHIBITS

3.1*  Amended and Restated Certificate of Incorporation.

4.1* Registration Rights Agreement by and among Vitesse Semiconductor Corporation, the Selling Stockholders and Serano.

5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.


23.1  Consent of KPMG LLP, Independent Accountants.

23.2  Consent of Counsel (included in Exhibit 5.1).

24.1* Power of Attorney.

     --------------------

* Previously filed on February 19, 1999 with the Securities and Exchange Commission on Registration Statement Form S-3 (SEC File Number 333-72659).

ITEM 17.  UNDERTAKINGS

     A.  UNDERTAKING PURSUANT TO RULE 415

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.  UNDERTAKING IN RESPECT OF INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to the Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on this 8th day of April, 1999.

                              VITESSE SEMICONDUCTOR CORPORATION

                              By:   /s/ Louis R. Tomasetta
                                    -------------------------------------
                                    Louis R. Tomasetta
                                    PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 8th day of April, 1999 in the capacities indicated.

                   Signature                                             Title
                   ---------                                             -----
/s/ Louis R. Tomasetta                             President, Chief Executive Officer, and Director
----------------------                             (principal executive officer)
Louis R. Tomasetta

/s/ Louis R. Tomasetta                             Vice President, Finance and Chief Financial
----------------------                             Officer (principal financial and accounting
Eugene F. Hovanec*                                 officer)

/s/ Louis R. Tomasetta                             Director
----------------------
James A. Cole*

/s/ Louis R. Tomasetta                             Chairman of the Board of Directors
----------------------
Pierre R. Lamond*

/s/ Louis R. Tomasetta                             Director
----------------------
John C. Lewis*

/s/ Louis R. Tomasetta                             Director
----------------------
Alex Daly*


* Louis R. Tomasetta, Attorney-in-fact

                               INDEX TO EXHIBITS

   Exhibit
   Number                                          Description
   -------                                         -----------
        3.1*  Amended and Restated Certificate of Incorporation.
        4.1*  Registration Rights Agreement by and among Vitesse Semiconductor Corporation, the
              Selling Stockholders and Serano.
        5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
       23.1   Consent of KPMG LLP, Independent Accountants.
       23.2   Consent of Counsel (included in Exhibit 5.1).
       24.1*  Power of Attorney.

------------


* Previously filed on February 19, 1999 with the Securities and Exchange Commission on Registration Statement Form S-3 (SEC File Number 333-72659).